                                                            Exhibit 99.4

From: Bailey, Clarke
Sent: Monday, December 01, 2008 2:46 PM
To: Costabile, Tom
Cc: hsib@aol.com; cobickell@gmail.com; pwg-pametriver@comcast.net
Subject: RE: Highly Confidential: Follow Up

Tom,

Thank you for your email dated November 25, 2008.  Unfortunately you failed to address several important questions from my email of November 20, 2008 and there are also several inaccuracies in your response. The most important question that I asked was whether you could perform your duties and do so honestly.  There are numerous instances where you have been negligent in completing your duties and/or have mislead me about the status of those duties.  As you know just last week, I was forced to reassign the Transition Services Agreement to Matt Behrent given the lack of any progress.  The list of uncompleted tasks is long and would include such items as the lease for 1755 Broadway, Section V of the board book, IT transition report and the finalization of the 2009 budget.

You state that the week of November 17th was challenging and infer that the movement of our offices somehow got in the way of your completing your responsibilities. Since being appointed the Interim CEO on September 19th, I have witnessed on numerous occasions your inability to get the job done.  In addition, I have serious concerns about your knowledge of and focus on the operations of EDC LLC.  Just last Wednesday, you reported that UMG’s demand for CDs in the US for the first quarter of next year would be 35 mm units, but were unable to tell me how that compared to the first quarter of 2008.

The issue of the storage unit is very problematic and once again involved dishonest responses.  When first confronted about the unit, you told me that there were 40 boxes stored in the unit, 30 of which belonged to Jim Capparro.  You went on to explain that you had terminated the lease and would be moving the contents out over the weekend.  I asked to be given access to the unit and you denied my request.  It was only after a conversation with the Chairman of the Governance Committee that you were willing to allow me access. However, that never happened because you had left the office.  On Wednesday you confirmed that no boxes were delivered to Jim Capparo.  I have had a chance to examine the contents of the four boxes you delivered to my office and the overwhelming majority of the documents do not belong to EDC.  Instead they should be the property of Apollo.  Sadly, EDC has been paying over $200 per month for almost 3.5 years.

I have and am prepared to work with you, but unfortunately you have not performed to date and have been dishonest in your dealings with me.

I am available to discuss this situation in more detail.

Clarke